Exhibit 10.2
Summary Plan Description
Pentegra Defined
Benefit Plan for
Financial Institutions
as adopted by:
FEDERAL HOME LOAN BANK OF
DES MOINES
PENTEGRA RETIREMENT SERVICES

SUMMARY PLAN DESCRIPTION
for
FEDERAL HOME LOAN BANK
OF DES MOINES
Des Moines, Iowa
PENTEGRA DEFINED BENEFIT PLAN FOR
FINANCIAL INSTITUTIONS
108 Corporate Park Drive
White Plains, NY 10604

Important Notice
This booklet contains a summary in English of your plan rights and benefits under the Federal Home Loan Bank of Des Moines Defined Benefit Plan. If you have difficulty understanding any part of this booklet, Contact the plan administrator at his/her office: 515-281-1000.
Aviso Importante
Este Resumen contiene un resumen en inglés de los derechos y beneficios bajo el Plan the Federal Home Loan Bank of Des Moines. Si tiene dificultad para entender cualquier parte de este folleto, comuniquese con el administrador del plan en su oficina: 515-281-1000.

TO OUR MEMBERS:
We are pleased to present your Summary Plan Description. This Summary has been prepared to help you understand the retirement plan which is provided by Federal Home Loan Bank of Des Moines through its participation in the Pentegra Defined Benefit Plan for Financial Institutions (formerly known as the Financial Institutions Retirement Fund) (the “Pentegra DB Plan”).
The Pentegra DB Plan is a large, non-profit, tax-exempt pension trust which was created in 1943. It is administered by a professional staff under the direction of a Board of Directors comprised of presidents of Federal Home Loan Banks and officers of various participating employers.
The Pentegra DB Plan enables financial institutions and other organizations serving them to provide for the security of their employees. It invests the contributions made to it and, under its Comprehensive Retirement Program (a defined benefit pension Plan), it pays out retirement, disability and death benefits.
This Summary highlights the main benefit features of your retirement plan. The Pentegra DB Plan Regulations contain the governing provisions and should be consulted as official text in all cases. If there is any conflict between this Summary Plan Description and the Pentegra DB Plan=s Regulations, the Pentegra DB Plan=s Regulations will control. Either your employer or the Pentegra DB Plan will provide you with a copy of the Regulations at your request.
Finally, please note that wherever the masculine pronoun is used in this Summary, it is intended to include the feminine pronoun.

Board of Directors
Pentegra Defined Benefit Plan for
Financial Institutions

ELIGIBILITY
Each employee must become a Member when eligible and will be enrolled by his employer at that time. An employee will be eligible for membership in the Comprehensive Retirement Program on the first day of the month following satisfaction of his employer’s waiting period, if any. Your employer’s current waiting period for new employees is:
One year of service and attainment of age 21
If an employee is expected to complete 1,000 hours of service in the 12 consecutive months following his enrollment date, he will be enrolled as an active Member and, as such, will be entitled to all the benefits described in this Summary. If the employee is not expected to complete 1,000 hours of service in this 12 consecutive month period, he will be enrolled as an inactive Member and, as such, will not accrue or be entitled to any retirement or death benefits (see Article X, Section 3 of the Regulations). Subsequently, the Member will be active or inactive depending on whether or not he completes 1,000 hours of service in each calendar year.
In counting hours, an employee will be credited with an hour of service for every hour for which he has a right to be paid. This includes vacation, sick leave, jury duty, etc., and any hours for which back pay may be due.
NOTE: Regardless of the above, an employee will not be eligible for membership while he is in a class of employees which his employer has obtained permission to exclude (see Article II, Section 2 of the Regulations). Any such classes which your employer now excludes are listed directly below. (If none are listed, this Note may be disregarded.)

SERVICE AND SALARY
Your benefits are based on your Benefit Service and Salary. The period of Benefit Service is the number of years and months of employment upon which benefits are determined under the Plan.
Benefit Service includes:
Prior Service — any or all employment prior to the date your employer joined the Pentegra DB Plan for which your employer has purchased credit.
plus
Membership Service (or future service) — period of employment as an active Member (see Page 1) from enrollment to retirement, death or other termination.
For example, suppose a person joined his employer at age 35. Then 10 years later, when he was 45, his employer joined the Pentegra DB Plan and purchased credit for his 10 years of prior service. After 20 years of membership service he will reach the Plan’s normal retirement age (65) and will then have 30 years of Benefit Service:

Prior Service	+	Membership Service	=	Benefit Service
10 Years	+	20 Years	=	30 Years
The easy way to approximate how much Benefit Service you would have upon retirement at age 65 is to subtract from 65 whatever age you were when your Benefit Service began.
Vesting Service is the period used to determine whether or not an employee is vested and eligible for early retirement. It is your period of employment measured from the first day of the month in which you were hired (but not before the earliest date your employer provided credit under any pension plan) to the last day of the month in which you terminate employment. (Refer to Page 3 describing Vesting.)
Salary is your total taxable compensation as reported on your Internal Revenue Service Form W-2 (exclusive of any compensation deferred from a prior year). Salary includes any pre-tax contributions to a Section 401(k) plan and, unless the employer elects otherwise, pre-tax contributions to a Section 125 cafeteria plan as well as Qualified Transportation Fringe benefits as defined under Section 132(f) of the Internal Revenue Code.
NOTE: Effective January 1, 2009, any payments made under a long-term incentive compensation plan shall be excluded from the definition of Salary.

VESTING
“Vested” means that you have a nonforfeitable right to a retirement benefit which you will not lose if you terminate your employment. A Member will become vested in accordance with the following schedule:

Completed Years	Vested
of Employment	Percentage
Less than 5	0
5 or more	100%
Any Member who has reached age 65 is automatically 100% vested, regardless of the number of years of employment he has completed.
Any Member who terminates service after becoming fully or partially vested is entitled to receive a retirement benefit (see the “Retirement Benefits” section). If, for example, he is 100% vested upon termination of employment, he would be entitled to a retirement allowance at age 65 equal to 100% of the allowance accrued to his termination date. If he is not vested at termination, he will not be entitled to any retirement benefit.
NOTE: See Reinstatement of Membership and Service explained later.

RETIREMENT BENEFITS
General:
The regular form of all retirement benefits provides a retirement allowance (see normal, early and disability retirement formulas) plus a retirement death benefit (explained later). Instead of choosing the regular form, you may select one of the optional forms as described in the “Optional Forms of Retirement Benefit” section of this Summary.
All retirement allowances are in addition to Social Security, and are payable in monthly installments for life. In addition, all retirement allowances must begin as of the April 1st of the calendar year following the later of (i) the calendar year in which you reach age 70½, or (ii) the calendar year in which you retire (“Required Beginning Date”). However, if you are a 5% owner, your Required Beginning Date is the April 1st of the calendar year following the calendar year in which you reach age 70½, even if you are still working.
Normal Retirement:
Upon termination of employment at or after age 65, you will be entitled to a normal retirement benefit. The formula for determining your normal retirement allowance is:

		Years of		High-3		Regular
		Benefit		Average		Annual
2.25%	X	Service	X	Salary	=	Allowance
Example: A Member had 30 years of vesting and Benefit Service at termination of employment and his average annual Salary for the three (3) consecutive years of highest Salary during Benefit Service (“High-3 Average Salary”) was $32,000. His annual retirement allowance would be determined as follows:

		Years of		High-3		Regular
		Benefit		Average		Annual
		Service		Salary		Allowance
2.25%	X	30 yrs. (=67.5%)	X	$32,000	=	$21,600
If you do not continue in your employer’s service after age 65, you may begin your normal retirement allowance as described above or you may defer commencement of your allowance until any time up to your Required Beginning Date, in which case your normal retirement allowance will be increased actuarially.
Late Retirement:
If you continue in employment beyond the Plan’s normal retirement age (65), you will receive a benefit determined under the employer’s benefit formula based on Salary and Benefit Service earned beyond age 65 until actual termination of employment (regardless of age) without any increase for delayed payment. However, the benefit will not be less than the benefit you would have had at age (65) actuarially increased.
NOTE: Special rules apply to Members who reached age 65 prior to July 1, 1988 and continued in employment beyond that date.

Early Retirement for Employees Hired Prior to January 1, 2004:
If you leave your employer prior to age 65, after having become fully or partially vested (see Page 3), you will be entitled to an early retirement benefit. The retirement allowance payable at age 65 is equal to the vested amount of the normal retirement allowance accrued to your termination date. Payment may be commenced as early as age 45, in which case the allowance otherwise payable at age 65 is reduced by applying an early retirement factor based on your age when payments begin (see below). Payment may also be deferred to any time up to your Required Beginning Date, in which case the retirement allowance payable at age 65 will be increased actuarially.
Suppose, for example, a member terminates employment at age 54 after 12 years of benefit service (rather than at age 65 after 30 years), and that his High-3 Average Salary over such a period is $28,000. His annual retirement allowance commencing at age 65 would be:

		Years of		High-3		Regular
		Benefit		Average		Annual Allowance
		Service		Salary		Payable at Age 65
2.25%	X	12 yrs. (=27%)	X	$28,000	=	$7,560
If, on the other hand, the member elected to have his retirement allowance commence immediately, the allowance payable at age 65 would be reduced as follows:

Annual		Early		Regular Annual
Allowance		Retirement		Allowance Payable
Payable at Age 65		Factor (Age 54)		Immediately (Age 54)

$7,560	X	47%	=	$3,553
NOTE: The reduction in allowance takes into account that the allowance to a younger person will probably be payable for a longer period of time. The factor is calculated by subtracting 6% for each year between age 60 and 65, 4% for each year between age 55 and 60 and 3% for each year between age 45 and 55. At age 55 the early retirement factor is 50%. (Interpolation shall be made to the nearest month.)
FURTHER NOTE: For members enrolled prior to January 1, 2004, the benefit you accrued through December 31, 2003 will be subject to the Rule of 70 early retirement reduction factors. Accordingly, if the total of your age and years of vesting service at termination of employment is at least 70, your early retirement allowance which you accrued prior to January 1, 2004, will be reduced by 1.5% for each year you are under age 65 when your allowance begins. If your age and years of vesting service at termination of employment are not equal to or greater than 70, then the portion of your benefit which you accrued prior to January 1, 2004 shall be reduced by 3% for each year you are under age 65 when your allowance begins. The portion of your benefit which you accrue subsequent to December 31, 2003 shall be subject to the early retirement reduction factors illustrated above.

Early Retirement For Employees Hired On or After January 1, 2004:
If you leave your employer prior to age 65, after having become fully or partially vested (see Page 3), you will be entitled to an early retirement benefit. The retirement allowance payable at age 65 is equal to the vested amount of the normal retirement allowance accrued to your termination date. Payment may be commenced as early as age 55, in which case the allowance otherwise payable at age 65 is reduced by applying an early retirement factor based on your age when payments begin (see below). Payment may also be deferred to any time up to your Required Beginning Date, in which case the retirement allowance payable at age 65 will be increased actuarially.
Suppose, for example, a member terminates employment at age 61 after 20 years of benefit service, and that his High-3 Average Salary over such a period is $28,000. His annual retirement allowance commencing at age 65 would be:

		Years of		High-3		Regular
		Benefit		Average		Annual Allowance
		Service		Salary		Payable at Age 65
2.25%	X	20 yrs. (=45%)	X	$28,000	=	$12,600
If, on the other hand, the member elected to have his retirement allowance commence immediately, the allowance payable at age 65 would be reduced as follows:

Annual		Early		Regular Annual
Allowance		Retirement		Allowance Payable
Payable at Age 65		Factor (Age 61)		Immediately (Age 61)

$12,600	X	76%	=	$9,576
NOTE: The reduction in allowance takes into account that the allowance to a younger person will probably be payable for a longer period of time. The factor is calculated by subtracting 6% for each year between age 60 and 65 and 4% for each year between age 55 and 60. At age 55 the early retirement factor is 50%. (Interpolation shall be made to the nearest month.)

Age When		Age When
Allowance		Allowance
Begins	Factor	Begins	Factor

55	50%	60	70%
56	54%	61	76%
57	58%	62	82%
58	62%	63	88%
59	66%	64	94%
		65	100%
(Interpolation is made to the nearest month.)

Disability Retirement:
If, after completing one year of membership service or having been credited with five (5) years of Benefit Service (not counting service during a leave of absence) but before reaching age 65, you have to stop working because of a disability, you may be entitled to a disability retirement benefit. First, you must file an application with the Pentegra DB Plan within 13 months after the date you had to stop working. Second, you must satisfy either Test A or B below:
Test A — Certification by doctors designated by the Pentegra DB Plan that your disability (i) prevents you from doing the kind of work for which you are fitted or trained, and (ii) is expected to last at least 12 months from the date you had to stop working or to result in death.
or
Test B — Proof that you are eligible for disability insurance benefits under Title II of the Federal Social Security Act.
Generally, the annual disability retirement allowance payable immediately, and for as long as you are disabled, is the higher of (i) an amount equal to the normal retirement allowance accrued to your termination date, or (ii) 30% of average annual Salary for the five (5) highest paid consecutive years of Benefit Service (“High-5 Average Salary”). However, it cannot be more than what your normal retirement allowance would have been if you had stayed in service to age 65.
You may be required to provide evidence as often as annually that you continue to be disabled.
NOTE: Notwithstanding the foregoing, if you are on a medical leave of absence which directly results in a subsequent disability, you may be entitled to a disability benefit.

Retirement Adjustment Payment:
(Applicable only to those enrolled prior to July 1, 1983)
If you retire after age 55 (whether normal, early or disability retirement), you will be entitled to a one-time Retirement Adjustment Payment. Please note that under the provisions of the plan, you are deemed to be retired upon your termination of employment with a deferred vested benefit. The Retirement Adjustment Payment is a single lump sum equal to three months’ regular retirement allowance payable when your allowance begins.
To illustrate, the annual allowance upon normal retirement would be calculated as shown on Page 4. Assume the annual retirement allowance was $9,300, then in addition to such allowance, the Member would receive a Retirement Adjustment Payment as follows:

Regular								Retirement
Annual								Adjustment
Allowance								Payment

$9,300	÷	12	=	$775 (per month)	X	3	=	$2,325
Post-Retirement Increments:
Effective June 1, 2004, as a retiree, other than a disability retiree, who is receiving allowance payments you will be entitled to a payment of 2% of your annual retirement allowance at the end of the calendar year in which you attain age 66. This is a cumulative increment so that the following year, when you are 67, the payment will be 4%, then 6%, then 8%, etc. Such increasing payments will continue to be made as long as you live. For example:

			Incremental
Your	Increment	Annual	Payment at
Age	Rate	Allowance	Year End

66	2%	$9,300	$186
67	4%	$9,300	$372
68	6%	$9,300	$558
If you terminated prior to June 1, 2004, the Post-Retirement Increment is 1% of your annual retirement allowance at the end of the calendar year in which you attain age 66. Accordingly, the following year when you are 67, the payment will be 2%, then 3%, then 4%, etc.
Please Note: You always measure your age at the end of the calendar year back to age 65 to determine your applicable rate.
NOTE: Each Post-Retirement Increment is based on the retirement allowance you actually receive. Similarly, it would continue in the same manner to your surviving contingent annuitant if you had elected such an optional form of retirement benefit (see Article VI of the Regulations) based on the contingent annuitant’s allowance.

Post-Retirement Increments upon attainment of Early Retirement:
FOR EMPLOYEES HIRED PRIOR TO JANUARY 1, 2004: If you are an active member of the Pentegra DB Plan as adopted by the Federal Home Loan Bank of Des Moines on or after June 1, 2004 and you retire upon the attainment of your early retirement age (age 45) you will receive a 1% Post-Retirement Increment commencing at the end of the calendar year following the later of the calendar year in which you attain age 46 or the calendar year in which you commence receipt of your benefit. The increment will be increased to 2% for each year following the calendar year in which you attain age 65. For example, suppose you begin to receive your benefit at age 45, your increment would increase as follows:

			Incremental
Your	Increment	Annual	Payment at
Age	Rate	Allowance	Year End

46	1%	$9,300	$93
47	2%	$9,300	$186
58	13%	$9,300	$1,209
59	14%	$9,300	$1,302
66	22%	$9,300	$2,046
67	24%	$9,300	$2,232
Suppose you begin to receive your benefit at age 50, your increment would increase as follows:

			Incremental
Your	Increment	Annual	Payment at
Age	Rate	Allowance	Year End

51	1%	$9,300	$93
52	2%	$9,300	$186
63	13%	$9,300	$1,209
66	17%	$9,300	$1,581
68	21%	$9,300	$1,953
NOTE: Each Post-Retirement Increment is based on the retirement allowance you actually receive. Similarly, it would continue in the same manner to your surviving contingent annuitant if you had elected such an optional form of retirement benefit (see Article VI of the Regulations) based on the contingent annuitant’s allowance.

Post-Retirement Increments upon attainment of Early Retirement:
FOR EMPLOYEES HIRED ON OR AFTER JANUARY 1, 2004: If you are an active member of the Pentegra DB Plan as adopted by the Federal Home Loan Bank of Des Moines on or after June 1, 2004 and you retire upon the attainment of your early retirement age (age 55) you will receive a 1% Post-Retirement Increment commencing at the end of the calendar year following the later of the calendar year in which you attain age 56 or the calendar year in which you commence receipt of your benefit. The increment will be increased to 2% for each year following the calendar year in which you attain age 65. For example, suppose you begin to receive your benefit at age 55, your increment would increase as follows:

			Incremental
Your	Increment	Annual	Payment at
Age	Rate	Allowance	Year End

56	1%	$9,300	$93
57	2%	$9,300	$186
65	10%	$9,300	$930
67	14%	$9,300	$1,302
69	28%	$9,300	$2,604
Suppose you begin to receive your benefit at age 60, your increment would increase as follows:

			Incremental
Your	Increment	Annual	Payment at
Age	Rate	Allowance	Year End

61	1%	$9,300	$93
62	2%	$9,300	$186
66	7%	$9,300	$651
70	15%	$9,300	$1,395
NOTE: Each Post-Retirement Increment is based on the retirement allowance you actually receive. Similarly, it would continue in the same manner to your surviving contingent annuitant if you had elected such an optional form of retirement benefit (see Article VI of the Regulations) based on the contingent annuitant’s allowance.

DEATH BENEFIT
In Active Service:
If a vested Member dies in active service, his beneficiary would be entitled to a lump sum death benefit equal to 100% of the Member’s last 12 months’ Salary, plus an additional 10% of such Salary for each year of Benefit Service until a maximum of 300% of such Salary is reached for 20 or more years, plus a refund of his own contributions, if any, with interest.
Example: A Member dies after 15 years of Benefit Service and his last 12 months’ Salary is $32,000. His beneficiary would get:

		Last 12 Months		Lump Sum
		Salary		Death Benefit

250%	X	$32,000	=	$80,000
Either the Member or beneficiary may elect to have his benefit or the retirement death benefit described below paid in the form of installments over a period of up to 10 years or a lifetime annuity. (See the Regulations for further explanation.)
If a Member dies after becoming eligible for early retirement, his beneficiary would receive the higher of (i) the active service death benefit described above, or (ii) the retirement death benefit described below (as if the Member had retired on the first day of the month in which he died).
In Retirement:
The regular form of all retirement benefits (normal, early or disability) includes not only a retirement allowance, but also a lump sum retirement death benefit which is 12 times the annual retirement allowance less the sum of such allowance payments made before death. Please note that this death benefit does not apply in the event you elect to receive your benefit under one of the “Optional Forms of Retirement Benefit” (see Page 9) in lieu of the regular form.
Example: A Member dies two (2) years after retirement. His regular annual retirement allowance was $10,000. The Member’s death benefit is illustrated below:

Annual				Initial Death		Allowance
Retirement				Benefit At		Payments		Lump Sum
Allowance				Retirement		For 2 Years		Death Benefit

$10,000	X	12	=	$120,000	less	$20,000	=	$100,000
All retirement allowances continue for life, even though under the regular form there would be no death benefit payable after 12 years.
NOTE: If a retiree should die before his allowance payments start (as in the case of an early or normal retiree with deferred allowance), the death benefit would be 12 times the regular annual allowance which would have been payable had his allowance commenced as of the first day of the month in which he died.
FURTHER NOTE: Where death occurs prior to a Member’s benefit commencement, in no event shall the death benefit be less than the amount payable under the lump sum option (refer to Page 10).

OPTIONAL FORMS OF RETIREMENT BENEFIT
At any time before your retirement allowance begins, you may elect to convert your regular retirement allowance and death benefit (described previously) to an optional form of benefit. The amount of each Option in which you are interested will be determined and communicated to you at retirement.
These Options are:
1 —	A higher allowance payable for life and no further benefit upon death.

2 —	A joint and survivor allowance which would continue at the rate of 100% to your contingent annuitant if he or she survives you. If both you and your contingent annuitant die before 120 monthly installments have been paid, the commuted value of such unpaid installments would be paid in a lump sum to your beneficiary.

3 —	A joint and survivor allowance which would continue at the rate of 50% to your contingent annuitant if he or she survives you.

4 —	A revised retirement allowance during your life with some other benefit payable upon your death, subject to certain limitations and approval of the Pentegra DB Plan.

5 —	A single lump sum settlement in lieu of any monthly allowance and death benefit. This Option may be elected if you retire after reaching age 45, or if you are an early retiree and defer commencement of your benefit until such age. The election of this Option requires the written consent of your spouse, if any. Please note that benefits accrued on or after January 1, 2004 shall not be available in the form of a single lump sum.

6 —	A partial lump sum settlement equal to 25%, 50% or 75% of the total benefit and a monthly allowance for the remainder of the benefit which must commence at the time of the partial lump sum settlement. This Option may be elected if you retire after reaching age 45 or if you are an early retiree and defer commencement of your benefit until such age. The election of this Option requires written consent of your spouse, if any. Please note that benefits accrued on or after January 1, 2004 shall not be available in the form of a single lump sum.
NOTE: The death benefit of a deceased retiree or Member who was eligible for early retirement, who (i) is survived by a spouse, and (ii) has not made any election with respect to his death benefit or retirement benefit, will be paid to the surviving spouse in an amount equal to a lifetime annuity of at least 50% of the retiree’s allowance had he elected Option 3 above. This benefit may be paid in the form of a lump sum or in installments of equivalent value.
FURTHER NOTE: Effective January 1, 2004, you may not take the portion of your benefit which you accrued on or after January 1, 2004 in the form of a single lump sum settlement or a partial lump sum settlement. The single lump sum settlement and the partial lump sum settlement options are not available to members hired on or after January 1, 2004.
FURTHER NOTE: Where death occurs prior to a member’s benefit commencement, in no event shall the death benefit be less than the amount that would have been payable if your employer provided a lump sum payment option and you elected to receive your accrued benefit in the form of a lump sum.

PAYING FOR YOUR BENEFITS
All contributions made to the Plan on your behalf are actuarially determined. Your employer has elected to pay the full cost of your benefits. You, as an employee, do not contribute while on the “non-contributory basis.”
Special Note to any Member who has “Accumulated Contributions” with the Pentegra DB Plan:
If you made personal contributions to the Pentegra DB Plan while your present or previous employer was on the contributory basis and if those contributions have not been refunded to you, you are fully vested in the value of such contributions plus interest (“accumulated contributions”). This means that if you terminate employment, you may request a refund of such accumulated contributions. If you terminate before becoming fully or partially vested in a retirement benefit, the refund will be in lieu of all other benefits. If you terminate after becoming fully or partially vested in an early or normal retirement benefit (refer to Page 3 describing Vesting), the refund will be in lieu of that portion of your retirement benefit which is attributable to your accumulated contributions. The remaining portion, attributable to your employer’s contributions, will be payable as a reduced retirement benefit.
Your accumulated contributions will be shown on your Personal Annual Statement (see below).
YOUR PERSONAL ANNUAL STATEMENT
(Keeping You Informed)
Every year the Pentegra DB Plan prepares a Personal Annual Statement for each Member. This statement shows as of each January 1 your periods of accrued Vesting Service and Benefit Service and the status of your retirement and death benefits. These statements are sent to your employer for distribution in or about the following March.

REINSTATEMENT OF MEMBERSHIP AND SERVICE
If you leave employment before becoming vested (see Page 3), but become reemployed by the same or another employer participating in this Program, you will be reenrolled immediately.
If the period of your break in service (i.e., the period between your termination and reemployment) was not longer than 60 months, your previous Vesting Service will be reinstated upon your reemployment. If your break in service was not longer than 12 consecutive months, your previous Vesting Service will be reinstated upon your reemployment. In addition, you will also receive Vesting Service credit for the period of your break. If the period of your break in service exceeded 60 months but was not longer than the period of your Vesting Service before becoming vested, your previous Vesting Service will be reinstated upon your reemployment. If the period of your break in service was equal to or exceeded the greater of 60 consecutive months or your previous Vesting Service, upon reemployment you will be treated as a new employee upon reemployment. In other words, no prior Vesting Service will be credited to you.
The following chart should assist you in understanding your options:

Length of Break in Service for a	Vesting Service Prior to the
Non-Vested Member	Break in Service	Period of the Break in Service

Less than 60 consecutive months	Will be reinstated upon a Member’s reemployment.	Credit will not be given for the period of break in service.

Less than 12 consecutive months	Will be reinstated upon a Member’s reemployment.	Credit will be given for the period of the break in service.

More than 60 consecutive months, but not more than total Vesting Service up to the break in service	Will be reinstated upon a Member’s reemployment.	Credit will not be given for the period of the break in service.

More than the greater of:	Will NOT be reinstated upon a Member’s reemployment.	Credit will not be given for the period of break in service.

a) 60 consecutive months; or

b) Total Vesting Service prior to the break in service		Upon reemployment, the Member will be considered a new employee.
Upon reinstatement of your Vesting Service, your previous Benefit Service will also be reinstated if you repay within five years of your reemployment or the date you incurred a break in service of at least 60 months, any accumulated contributions which were refunded to you with interest to the date of such repayment.
For example, if you terminated service and had completed one year (i.e., 12 months) of Vesting Service, you would not be vested in a retirement benefit and would be entitled only to a refund of your own contributions, if any, plus interest. However, if you returned to service with any participating employer within 60 months, your previous Vesting Service would be reinstated and your previous Benefit Service would also be reinstated if you repaid with interest any contributions that had been refunded to you.
If you leave employment with a vested benefit, commence receiving benefits, and then are reemployed as an active Member by a participating employer, you will be reenrolled immediately and given the option, within six months following reemployment as an active Member, to make an irrevocable election to continue to receive the payment of your Retirement Allowance or to suspend the payment until subsequent termination of service. If no election is made, the payment of your Retirement Allowance will continue in the form of payment previously chosen. Upon your subsequent retirement, your retirement benefit will be based upon your Benefit Service before and after your prior retirement and your Salary during that service, but will be actuarially reduced for any such benefit already paid.

LEAVES OF ABSENCE
There are four types of approved leaves of absence which may be granted on a uniform basis by your employer while you are a Plan Member.

Type 1	Non-military leave granted to a Plan Member for up to one year during which all contributions continue. Both Vesting Service and Benefit Service continue to accrue during this leave.

Type 1-A	Military leave granted to a Plan Member who is subject to qualified military service pursuant to an involuntary military call-up in the Reserves of the U.S. Armed Services. During this leave, contributions continue to be made. In addition, Vesting Service and Benefit Service continue to accrue. To qualify for benefits under Type 1-A, a Member must return to the service of his employer within 90 days of his discharge from military service.

Type 2	Non-military granted to a Plan Member for up to one year during which all contributions are discontinued. During this leave, Vesting Service continues to accrue, but Benefit Service does not. The accrual of Benefit Service will resume when your leave terminates and your contributions resume.

Type 3	Military leave to a Plan Member during which all contributions are discontinued. During this leave, Vesting Service continues to accrue, but Benefit Service generally does not. The accrual of Benefit Service will resume when your leave terminates and your contributions resume.
The following Table will assist you in understanding the Plan’s Leave of Absence provisions as described above.

			Vesting	Benefit
Type of Leave	Duration	Contributions	Service	Service

NON-MILITARY LEAVE:

1	Up to one year	Will continue to be made	Will continue to accrue	Will continue to accrue

2	Up to one year	Will be discontinued	Will continue to accrue	Will not continue to accrue

MILITARY LEAVE:

1-A	Can vary	Will continue to be made	Will continue to accrue	Will continue to accrue

3	Can vary	Will be discontinued	Will continue to accrue	Will not continue to accrue

LIMITATIONS ON BENEFITS
•	No benefit is payable by the Pentegra DB Plan unless the required contributions and application forms have been received by the Plan.

•	Internal Revenue Service (IRS) requirements impose certain limitations on the amount of benefits that may be paid under this and other qualified retirement plans. (See Article XI of the Pentegra DB Plan Regulations.) These limitations normally affect only the highest-paid employees and are subject to adjustment in accordance with IRS regulations. The dollar limit on annual benefits payable from a defined benefit plan is $195,000 in 2009, actuarially reduced for benefits commencing before age 62 and increased for benefits commencing after age 65. If an employee has less than 10 years of Vesting Service or is under age 65 when he retires, or if his employer has two (2) plans in effect, his benefits are subject to further restrictions.

•	If an employer should withdraw from the Pentegra DB Plan (see Article XII of the Regulations), and establish a comparable defined benefit plan as a qualified successor plan, all liabilities of such employer under the Pentegra DB Plan must be transferred to the qualified successor plan. If an employer should withdraw from the Pentegra DB Plan without establishing a qualified successor Plan, all liabilities of the employer under the Pentegra DB Plan must be annuitized through an insurance company selected by the Pentegra DB Plan. Limits may be imposed upon the benefits of certain higher-paid employees if an employer withdraws from the Pentegra DB Plan within 10 years after the later of its commencement date or the effective date of any change which increases benefits. (See Article XI, Section 1(c) of the Regulations).

•	Amounts payable by the Pentegra DB Plan may not be assigned, and if any person entitled to a payment attempts to assign it, his interest in the amount payable may be terminated and held for the benefit of that person or his dependents.

•	Your employer’s continued participation is subject to IRS approval and any requirements it may impose.

INSURANCE OF BENEFITS
Benefits under the Plan are insured by the Pension Benefit Guaranty Corporation (PBGC) if the Pentegra DB Plan terminates. Generally, the PBGC guarantees most vested normal retirement age benefits, early retirement benefits, and certain disability and survivor pensions. However, the PBGC does not guarantee all types of benefits under covered plans, and the amount of benefit protection is subject to certain limitations.
The PBGC guarantees vested benefits at the level in effect on the date of Plan termination. However, if prior to the termination of a plan, the employer has been participating for less than five (5) years, or if benefits have been increased within the past five years, the whole amount of the vested benefits or the vested increase may not be guaranteed. In addition, there is a ceiling on the amount of monthly benefit the PBGC guarantees, which is adjusted periodically. A withdrawal of your employer from participation in the Pentegra DB Plan is not a plan termination under this paragraph, and only those benefits provided under Article XII of the Pentegra DB Plan Regulations are payable in the event of such a withdrawal.
For more information on the PBGC insurance protection and its limitations, ask the Plan Administrator or the PBGC. Inquiries to the PBGC should be addressed to the PBGC’s Technical Assistance Division, 1200 K Street N.W., Suite 930, Washington, D.C. 20005 — 4026 or call 202-326-4000 (not a toll free number). TTY/TTD users may call the federal relay service toll free at 1-800-877-8339 and ask to be connected to 202-326-4000. Additional information about the PBGC’s pension insurance program is available through the PBGC’s website on the Internet at http://www.pbgc.gov.
DISPUTED CLAIMS PROCEDURE
If you disagree with the Pentegra DB Plan with respect to any benefit to which you feel you are entitled, you should make a written claim to the President of the Pentegra DB Plan. If your claim is denied, you will receive written notice from him explaining the reason for the denial within 90 days after the claim is filed.
The President’s decision will be final unless you appeal such decision in writing to the Retirement Committee of the Board of Directors of the Pentegra DB Plan at 108 Corporate Park Drive, White Plains, New York 10604, within 60 days after receiving the notice of denial. The written appeal should contain all information you wish to be considered. The Retirement Committee will review the claim within 60 days after the appeal is made. Its decision will be in writing, and will include the reason for such decision. The Committee’s decision will be final.
QUALIFIED DOMESTIC RELATIONS ORDERS (“QDROS”)
A QDRO is a judgment, decree or order which has been determined by the Pentegra DB Plan, in accordance with the procedures established under the Pentegra DB Plan’s Regulations, to constitute a QDRO under the Internal Revenue Code.
To obtain copies of the Pentegra DB Plan’s Model QDRO and QDRO Procedures free of charge, please contact the Plan Administrator. (Please refer to the “Other Plan Information” section of this Summary to obtain the Plan Administrator’s address and telephone number).

STATEMENT OF ERISA RIGHTS
As a Member in the Comprehensive Retirement Program, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all Members will be entitled to:
•	Examine, without charge, at the Plan Administrator’s office or at other specified locations all plan documents, and copies of all documents filed by the Plan Administrator with the U.S. Department of Labor such as detailed annual reports and plan descriptions.

•	Obtain copies of all plan documents and other plan information upon written request to the Plan Administrator. The Administrator may make a reasonable charge for the copies.

•	Receive a Summary of the Plan’s annual financial report. The Plan Administrator is required by law to furnish each Member with a copy of this summary annual report.

•	Obtain, without charge, a statement telling you whether you have a vested right to receive a pension at normal retirement (age 65) and if so, what your benefits would be at that time if you stop working under the Plan now. If you do not have a vested right to a pension, the statement will tell you how many more years you have to work to get such a right. This type of statement is provided automatically to each Member once a year (see “Your Personal Annual Statement” as described earlier).
In addition to creating rights for Plan Members, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate your Plan, called “fiduciaries,” have a duty to do so prudently and in the interest of you and other Plan Members, retirees and beneficiaries. No one, including your employer, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a pension benefit or exercising your rights under ERISA. If your claim for a pension benefit is denied in whole or in part you will receive a written explanation of the reason for the denial. As already explained, you also have the right to have your claim reconsidered.
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan Administrator and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive them, unless such materials were not sent for reasons beyond the Administrator’s control. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court.

In addition, if you disagree with the Plan Administrator’s decision (or lack thereof) concerning the qualified status of a domestic relations order subsequent to the 18 month period prescribed in Section 414(p) of the Code, after you have complied with the remedies prescribed in the Pentegra DB Plan’s QDRO Procedures and the Disputed Claims Procedure outlined in this Summary Plan Description, you may file suit in federal court.
If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U. S. Department of Labor or, after you have complied with the Disputed Claims Procedure outlined in this Summary Plan Description, you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees (for example, if it finds your claim is frivolous).
If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or your rights under ERISA, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries; Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N. W. Washington, D.C. 20210.
This Statement of ERISA Rights is required by federal law and regulation.

OTHER PLAN INFORMATION
Employer:
Federal Home Loan Bank of Des Moines
801 Walnut Street, Ste 200
Skywall Level
Des Moines, IA 50309-3501

Telephone Number: 515-281-1000
Plan Sponsor:
The Comprehensive Retirement Program is sponsored by the —
Pentegra Defined Benefit Plan for Financial Institutions
108 Corporate Park Drive
White Plains, New York 10604
Telephone Number: 914-694-1300
Employer Identification Number — 13-5645888
Plan Number — 001
Plan Year End — June 30
Plan Administrator:
The Plan Administrator is the President of the Pentegra DB Plan, whose place of business is the office of the Pentegra Defined Benefit Plan for Financial Institutions. The President is also the person designated as agent for service of legal process. Service of legal process may also be made upon a Plan Trustee.
Board of Directors:
The composition of the Board changes from year to year, but you may refer to the most recent Annual Report (which is furnished to your employer) for a current listing of Directors and their places of business.
Participating Employers:
Upon receipt of a written request for information regarding whether a particular employer is a Member of this multiple employer arrangement, we will provide you with a statement as to whether such employer is a Member and, if so, the employer’s address.

Our difference is your advantage	Pentegra Retirement Services 108 Corporate Park Drive White Plains, NY 10604 (800) 872-3473 www.pentegra.com